UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 29, 2009

Prospect Medical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32203	33-0564370
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10780 Santa Monica Boulevard Suite 400 Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 943-4500

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On July 29, 2009, Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”), closed the offering of $160 million in aggregate principal amount of 12.75% senior secured notes due 2014 (the “Notes”).  The Notes were issued to certain initial purchasers that are represented by RBC Capital Markets Corporation and Jefferies & Company, Inc. pursuant to a Purchase Agreement, dated as of July 22, 2009, among the Company, certain of its subsidiaries and affiliates (as guarantors) and the initial purchasers.  The sale was executed in accordance with Rule 144A under the Securities Act of 1933 and Regulation S under the Securities Act of 1933.  Also, in connection with the issuance of the Notes, the Company entered into a three-year $15 million revolving senior secured credit facility which was undrawn at the closing.  Royal Bank of Canada will serve as administrative agent for the revolving credit facility.  The interest rate under the revolving credit facility will be at the LIBOR rate plus an applicable margin of 7.00% with a floor of 2.00%.

The Company used the net proceeds from the sale of the Notes to terminate and repay in full (a) the First Lien Credit Agreement, dated as of August 8, 2007 and amended thereafter, among the Company, Bank of America, N.A. (as administrative agent) and certain lenders parties thereto and (b) the Second Lien Credit Agreement, dated as of August 8, 2007 and amended thereafter, among the Company, SP CA Finance LLC (as administrative agent) and certain lenders parties thereto.  The Company paid a prepayment premium of approximately $2.6 million under the terminated second lien credit facility.  Prior to their termination, on July 23, 2009, the Company entered into fifth amendments to each of the credit agreements which provided that the Company could terminate its interest rate swap arrangements under the ISDA Master Agreement, dated as of May 16, 2007 and amended thereafter, by and between Bank of America, N.A. and the Company.  Subsequent to entering into the amendments, on July 23, 2009, the Company terminated the master swap agreement and the swap arrangements thereunder.  On July 29, 2009, the Company paid Bank of America, N.A. $11.7 million in final settlement of all amounts owed under the swap arrangements.

The terms of the Notes are governed by an indenture, dated as of July 29, 2009, among the Company, certain of its subsidiaries and affiliates (as guarantors) and U.S. Bank National Association (as trustee) (the “Indenture”).  Interest is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010.  The terms of the revolving senior secured credit facility are governed by the Credit Agreement, dated as of July 29, 2009, among the Company, Royal Bank of Canada (as administrative agent), Jefferies Finance LLC (as syndication agent) and the lenders party thereto (the “Credit Agreement”).

The Notes and the revolving senior secured credit facility are jointly and severally guaranteed on a senior secured basis by all of the Company’s restricted subsidiaries (as such term is defined in the Indenture) other than Brotman Medical Center, Inc., Nuestra Familia Medical Group, Inc. and certain immaterial subsidiaries.  The Notes are secured pari passu with the new revolving credit facility on a first priority basis by liens on substantially all of the Company’s assets and the assets of the subsidiary guarantors (other than accounts receivable and proceeds therefrom) including all the mortgages on the Company and its subsidiary guarantors’ hospital properties (but excluding a pledge of, or mortgage on, the stock, properties or other assets of Brotman Medical Center, Inc., AMVI/Prospect Health Network and certain immaterial subsidiaries).  The lenders under the revolving credit facility have a first priority lien on certain of the accounts receivable of the Company and the subsidiary guarantors and proceeds therefrom while the holders of the Notes have a second priority lien on such collateral.

The Indenture requires the Company to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control of the Company and at 100% of the principal amount thereof with certain proceeds of sales of assets.  The Indenture also contains certain covenants that, among other things, limit the Company’s ability, and the ability of its restricted subsidiaries to: pay dividends or distributions on capital stock or equity interests, prepay subordinated indebtedness or make other restricted payments; incur additional debt; make investments; create liens on assets; enter into transactions with affiliates; engage in other businesses; sell or issue capital stock of restricted subsidiaries; merge or consolidate with another company; transfer and sell assets; create dividend and other payment restrictions affecting subsidiaries; and designate restricted and unrestricted subsidiaries.  The Credit Agreement contains a number of customary covenants as well as covenants requiring the Company to maintain a maximum consolidated leverage ratio, minimum fixed charge coverage ratio and a maximum consolidated total leverage ratio.

In connection with the issuance of the Notes, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) that requires the Company to: (a) use its reasonable best efforts to consummate an exchange offer within 270 days after the issuance of the Notes, whereby the Company will file a registration statement with the U.S. Securities and Exchange Commission and offer to exchange the Notes and the related guarantees for publicly tradable notes and guarantees having substantially identical terms; and (b) file a shelf registration statement for the resale of the Notes and use its reasonable best efforts to cause the shelf registration statement to be declared effective if the Company cannot effect an exchange offer within such 270 day period and in certain other circumstances.  If the Company does not comply with its obligations under the registration rights agreement, the interest rate on the Notes will increase by 0.25% per annum for the following 90 day period and an additional 0.25% per annum with respect to each subsequent 90 day period, up to a maximum increase of 1.00% per annum.  However, the interest rate will return to 12.75% as soon as the Company complies with the registration requirements.

The Notes will mature on July 15, 2014.  Prior to July 15, 2012, the Company may redeem up to 35% of the original principal amount of the Notes at a redemption price equal to 112.75% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest, with the proceeds of certain equity offerings.  From July 15, 2012 until July 15, 2013, the Company may redeem all, or any portion, of the Notes at a redemption price equal to 106.375% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest.  After July 15, 2013, but before the maturity date of July 15, 2014, the Company may redeem all, or any portion, of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest.

Copies of the Indenture, Registration Rights Agreement and Credit Agreement, without exhibits, are attached to this Current Report on Form 8-K as exhibits and are incorporated by reference as though fully set forth herein.  The foregoing summary description of the Indenture, Registration Rights Agreement, Purchase Agreement and Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of each of the agreements.  The Indenture, Registration Rights Agreement and Credit Agreement are filed in this Form 8-K to provide information regarding their terms and are not intended to provide any other factual information about the Company.

Additionally, a copy of the press release of Prospect Medical Holdings, Inc., dated July 29, 2009, is filed herewith and incorporated herein.

Item 1.02.       Termination of a Material Definitive Agreement.

The response to Item 1.01 is hereby incorporated into this Item 1.02.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01.       Financial Statements and Exhibits

(d)            Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

4.1	Indenture, dated July 29, 2009, among the Company, certain of its subsidiaries and affiliates (as subsidiary guarantors) and U.S. Bank National Association (as trustee).

4.2

Registration Rights Agreement, dated July 29, 2009, among the Company, certain of its subsidiaries and affiliates (as guarantors) and RBC Capital Markets Corporation and Jefferies & Company, Inc. (as the initial purchasers).

10.1	Credit Agreement, dated July 29, 2009, among the Company, Royal Bank of Canada (as administrative agent), Jefferies Finance LLC (as syndication agent) and the lenders party thereto.

99.1	Press Release of Prospect Medical Holdings, Inc., dated July 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

July 29, 2009	By:	/s/ Mike Heather
Name: Mike Heather
Title: Chief Financial Officer